4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

Assure Strengthens Balance Sheet by Securing US$11 Million Credit Facility

DENVER, June 10, 2021 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (TSXV: IOM; OTCQB: ARHH), a provider of intraoperative neuromonitoring services (“IONM”), is pleased to announce that it has entered into a definitive agreement (the “Agreement”) with Centurion Financial Trust, an investment trust formed by Centurion Asset Management Inc. (“Centurion”) in respect of an US$11,000,000 credit facility comprised of a US$6,000,000 senior term loan (the “Senior Term Loan”), a US$2,000,000 senior revolving loan (the “Senior Revolving Loan”) and a US$3,000,000 senior term acquisition line (the “Senior Term Acquisition Line” and together with the Senior Term Loan and the Senior Revolving Loan, the “Credit Facility”).

”We have capitalized on the recent momentum in our business to further strengthen our balance sheet and provide additional financial flexibility and liquidity,” said John A. Farlinger, Assure’s executive chairman and CEO. “This refinancing is expected to support our ability to take advantage of numerous growth opportunities including organically extending the Company’s operational footprint into new states and expanding our telehealth function for professional neurology services relating to IONM. In addition, this facility includes a line specifically for acquisitions and our M&A pipeline remains very active.”

“We are pleased to partner with Assure on a capital solution to help grow the Company,” said Daryl W. Boyce, Executive Vice President, Corporate Finance of Centurion. “We believe in Assure’s business model, are impressed with the quality of the management team and are confident the Company is well positioned for the future.”

Pursuant to the terms of the Agreement, the Senior Term Loan and the Senior Revolving Loan will be advanced to the Company as of the date hereof. The Senior Term Acquisition Line will be made available to the Company to fund future acquisitions, subject to certain conditions and approvals of Centurion. Interest on the Credit Facility will accrue at an annual rate equal to the greater of 9.5% per annum or the Royal Bank of Canada Prime Rate plus 7.05%, payable in monthly arrears. In addition, and pursuant to the Agreement, the Company shall pay Centurion a monthly standby fee of 1.50% per annum on any undrawn balance of the Credit Facility, as well as a one-time non-refundable commitment fee of $247,500 on the first advance under the Credit Facility.

The Credit Facility will mature 48 months from the date hereof and is secured by a first ranking security interest in all of the present and future assets of the Company and certain of its subsidiaries and affiliates (collectively, the “Assure Group”). The Credit Facility is guaranteed by the Assure Group, as more particularly set out in the Agreement. A description of the Credit Facility and a copy of the Agreement will be filed under the Company’s issuer profile on SEDAR at www.sedar.com and a current report on Form 8-K available at www.sec.gov.

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4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

Assure expects to use the net proceeds of the Credit Facility to repay all outstanding amounts under the Company’s previous credit facility, for general working capital purposes and to fund future acquisitions.

In addition, and subject to the approval of the TSX Venture Exchange (the “TSXV”), Assure has agreed to issue to Centurion an aggregate of 1,375,000 non-transferable common share purchase warrants of the Company (the “Warrants”). Each Warrant will entitle Centurion to acquire one common share in the capital of the Company at an exercise price equal to US$1.51 (representing the closing price of the Company’s common shares as of the close of business on June 9, 2021 and multiplied by the Bank of Canada’s daily exchange rate on June 9, 2021) for a term of 48 months from the date of issuance. The Warrants and underlying common shares will be subject to a hold period of four months and one day from the date of issuance pursuant to Canadian securities laws as well as applicable hold periods under U.S. securities laws.

About Assure Holdings

Assure Holdings Corp. is a Colorado-based company that works with neurosurgeons and orthopedic spine surgeons to provide a turnkey suite of services that support intraoperative neuromonitoring activities during invasive surgeries. Assure employs its own staff of technologists and uses its own state-of-the-art monitoring equipment, handles 100% of intraoperative neuromonitoring scheduling and setup, and bills for all technical services provided. Assure Neuromonitoring is recognized as providing the highest level of patient care in the industry and has earned the Joint Commission’s Gold Seal of Approval®. For more information, visit the Company’s website at www.assureneuromonitoring.com.

About Centurion

Centurion Asset Management Inc. is one of Canada’s leading asset management companies specializing in real estate and other alternative asset classes. Centurion’s investment solutions – Centurion Apartment Real Estate Investment Trust and Centurion Financial Trust – offer investors diversified portfolios of rental apartments, mortgages, real estate developments and debt instruments that deliver solid returns on their investments. Centurion Financial Trust provides customized financing solutions that address the core needs of companies. For more information, please visit the company’s website at https://www.centurion.ca/.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws, including but not limited to: comments with respect to strategies; expectations; planned operations; future actions of the Company; the Company’s growth potential, opportunities and strategy; the Company’s M&A pipeline; the expected effects of the Agreement and Credit Facility on the Company’s business operations, financial flexibility and liquidity; and the use of the net proceeds of the Credit Facility. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: the Company may not receive the approval of the TSXV in respect of the issuance of the Warrants; the Company may not meet the conditions or receive the approvals of Centurion in respect of the Senior Term Acquisition Line; the ability of the Company to service its obligations under the Credit Facility; the ability of the Company to take advantage of growth opportunities, including extending the Company’s operational footprint into new states and

4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

expanding its telehealth function for professional neurology services related to IONM; the uncertainty surrounding the spread of COVID-19 and the impact it will have on the Company’s operations and economic activity in general; and the risks and uncertainties discussed in our most recent annual and quarterly reports filed with the Canadian securities regulators and available on the Company’s profile on SEDAR at www.sedar.com, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
1-720-287-3093
Scott.Kozak@assureiom.com